Exhibit 99.1

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:  MGP INGREDIENTS ANNOUNCES FISCAL 2006

FOURTH QUARTER AND YEAR-END RESULTS

Highlights:

•                  Q4 total sales increase 22% to $90.3 million

•                  Q4 EPS of $0.45 compared with $0.05 in year-ago quarter

•                  FY 2006 total sales of $322.5 million, up 17% vs. prior year

•                  FY 2006 net income of $14.0 million compared with $4.0 million in FY 2005

•                  Higher pricing for ethanol and food grade alcohol drives distillery segment gains

•                  Ingredients segment reports lower sales and earnings for quarter and year

ATCHISON, Kan., August 16, 2006—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $7,363,000, or $0.45 in basic earnings per share, for the fourth quarter, which ended June 30, 2006.  This compares with net income of $732,000, or $0.05 in basic earnings per share, for the fourth quarter of fiscal 2005.  Income from operations in the fourth quarter of fiscal 2006 was $11,992,000 (pre-tax) compared to income from operations of $1,543,000 (pre-tax) in the prior year’s fourth quarter.  Total sales in the fourth quarter of fiscal 2006 were $90,338,000, an increase of 22 percent above sales of $73,949,000 in the prior year period.

The improvement in fourth quarter operating results from a year ago resulted from increased sales in the distillery products segment.  Distillery products sales rose by over $24.3 million, or 51 percent, above sales in the fourth quarter of fiscal 2005.  Ingredients sales in the fourth quarter declined to $18.7 million, nearly 30 percent less than the prior year’s fourth quarter.

“Our earnings growth for the entire year was driven by our distillery products segment, where the fundamentals remain solid,” said Ladd Seaberg, president and chief executive officer.  “As we anticipated, the fourth quarter contribution from this segment was especially strong due to higher alcohol pricing and lower natural gas costs compared to the prior year’s fourth quarter.  Since we are essentially producing at our total maximum annual distillery capacity of approximately 110 million gallons, this latest quarter illustrates our operating leverage in a favorable price environment, assuming that we can continue to successfully manage our cost of goods sold and operating expenses.”

Seaberg added, “While we have experienced significant increases in ethanol prices, we have also seen positive pricing for our food grade alcohol products.  Along with our high purity beverage alcohol, we produce industrial alcohol for a wide range of applications, including vinegar, personal care products, household cleaning solutions and medicinal products.”

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ADD 1—MGP INGREDIENTS ANNOUNCES

The company’s fourth quarter earnings performance in the ingredients segment was affected primarily by lower unit sales of specialty ingredients for non-food applications compared to a year ago. Profitability in this segment was further affected by higher raw material prices for wheat, a major cost component.  Wheat prices for the quarter averaged nearly 25 percent higher than the prior-year period.  The decline in sales of specialty ingredients for non-food applications was most pronounced in sales of Chewtex® resins used in pet industry products.  MGPI has had no sales to its principal customer for this product since May, following a change in the customer’s ownership.  As previously reported, the company recently filed suit against the customer and its new owner alleging against one or both tortious interference with contract, breach of contract, misappropriation of trade secrets and infringement of a company patent.

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the three months and twelve months ended June 30, 2006, and 2005.  Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	Fourth Qtr	Fourth Qtr	12 Months	12 Months
	FY 2006	FY 2005	FY 2006	FY 2005
Ingredients
Net Sales	$18,720	$26,636	$85,506	$92,495
Pre-Tax Inc. (Loss)	(7,196)	1,963	(11,764)	(778)
Distillery Products
Net Sales	$71,618	$47,313	$236,971	$182,682
Pre-Tax Income	20,318	(227)	36,954	8,524
Corporate	($2,347)	($526)	($4,165)	($1,619)

Fourth Quarter Segment Highlights

Total sales of distillery products in the fourth quarter of fiscal 2006 rose by approximately $24.3 million, or 51 percent, compared to the fourth quarter of fiscal 2005.  This improvement was principally due to a $20.5 million, or 91 percent, increase in sales of fuel grade alcohol and a $2.9 million, or 16 percent, increase in sales of food grade alcohol.  The increased sales of fuel grade alcohol resulted from significantly higher average selling prices and increased unit sales.  In the food grade area, sales of alcohol for industrial applications rose by $2.1 million, or nearly 16 percent, due to improved prices compared to a year ago.  Sales of alcohol for beverage applications rose by approximately $800,000, or 17 percent, as the result of both improved prices and increased unit sales.  Sales of distillers feed, the principal by-product of the alcohol production process, increased approximately 14 percent over year-ago fourth quarter levels due to higher average selling prices, which were partially offset by reduced unit sales due to improved alcohol yields.

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ADD  2—MGP INGREDIENTS ANNOUNCES

Total ingredient sales in the fourth quarter of fiscal 2006 decreased by approximately $7.9 million, or nearly 30 percent, compared to the prior year’s fourth quarter.  This was mainly due to a 68 percent decline in sales of specialty ingredients for non-food applications, principally the MGPI Chewtex™ line of pet-related ingredients.  Fourth quarter sales revenue from specialty ingredients for food applications increased by approximately 5 percent compared to a year ago due mainly to higher sales of certain of the company’s specialty proteins and Pregel™ specialty starches.  While sales of the company’s Fibersym™ resistant starches and Arise® wheat protein isolates declined from the prior year’s fourth quarter, sales of these products were higher compared to fiscal 2006 third quarter levels.  Commodity ingredient sales in the fourth quarter declined by approximately $800,000, or 18 percent, compared with the prior year.

Results for Fiscal Year 2006

For fiscal 2006, the company had net income of $13,995,000, or $0.87 in basic earnings per share, on sales of $322,477,000, compared with net income of $4,004,000, or $0.25 in basic earnings per share, on sales of $275,177,000 for fiscal 2005.  This improvement was primarily due to a nearly 30 percent increase in distillery products sales, which resulted from higher unit sales and prices for food grade alcohol produced for industrial and beverage applications, and increased prices for fuel grade alcohol, which offset a small decline in fuel alcohol unit sales. Additionally, the company benefited from the recognition of approximately $850,000 in state income tax credits, which reduced the effective tax rate for the fiscal year ended June 30, 2006.

Total ingredients sales in fiscal 2006 declined by approximately 8 percent compared with the prior fiscal year.  A 5 percent increase in sales of specialty food ingredients was offset by lower sales of ingredients for non-food applications, mainly related to pet products, which declined by approximately 34 percent.  The company reported a slight increase in sales of commodity wheat gluten.  Sales of commodity wheat starch were essentially even with the prior year’s level.

The company’s total operating income of $22,370,000 for fiscal 2006 more than tripled operating income of $6,630,000 for fiscal 2005.  Pre-tax income for the distillery segment increased by $28.4 million over the prior year.  The pre-tax loss in the ingredients segment for fiscal 2006 increased to approximately $11.8 million from a loss of $778,000 in fiscal 2005.

Outlook

Seaberg commented, “Current high demand for both food grade and fuel grade alcohol products should support continued strength in our distillery segment.  In our drive to be the low-cost producer, we are focusing on materials sourcing and operating process improvements.  Our investments in distillery equipment upgrades will set the stage for incremental increases in unit volumes, but also make our plant network more efficient and environmentally compliant.”

Regarding ingredients, Seaberg stated, “We are in the process of reviewing the entire operation, including raw material costs, new product development, and even how we go to market.  It is likely that we will direct our resources over a narrower range of specialty ingredients, with a focus on profitability.  Our best opportunity is to return to our strengths in applications and R&D, and work more closely with our core base of loyal customers.  The food industry continues to seek new innovations that are nutritious, delicious and convenient.  We know that we can add greater value by providing total solutions rather than just selling products.”

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ADD 3—MGP INGREDIENTS ANNOUNCES

Seaberg concluded, “While we are pleased to report significantly improved earnings for the past year, I am actually more encouraged by the prospect of what lies ahead.  We expect to maintain our momentum in alcohol products.  The changes in our ingredients segment are geared to optimize profitability from our key products.  Meanwhile, we will continue to invest in order to strengthen our competitive abilities.  Our new technical innovation center, currently under construction, will be an essential tool, as well as an industry showcase for our starch and protein technologies.  All of this supports our confidence for improved performance going forward.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review the fourth quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 877-715-5297 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1. Business — Risks and Uncertainties of the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

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MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended June 30		Twelve Months Ended June 30
(Dollars in thousands, except per share)	2006	2005	2006	2005
NET SALES	$90,338	$73,949	$322,477	$275,177
COST OF SALES	71,123	67,470	277,264	249,936
GROSS PROFIT	19,215	6,479	45,213	25,241

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(7,592)	(5,064)	(23,811)	(19,318)
OTHER OPERATING INCOME	369	128	968	707
INCOME FROM OPERATIONS	11,992	1,543	22,370	6,630

OTHER INCOME (EXPENSE)
INCOME (NET)	(917)	20	137	890
INTEREST EXPENSE	(300)	(353)	(1,482)	(1,393)
INCOME BEFORE INCOME TAXES	10,775	1,210	21,025	6,127

PROVISION FOR INCOME TAXES	3,412	478	7,030	2,123

NET INCOME	$7,363	$732	$13,995	$4,004
OTHER COMPREHENSIVE INCOME (LOSS)	(842)	(199)	(254)	23

COMPREHENSIVE INCOME	6,521	533	13,741	4,027

BASIC EARNINGS PER COMMON SHARE	$0.45	$0.05	$0.87	$0.25
DILUTED EARNINGS PER COMMON SHARE	$0.43	$0.04	$0.83	$0.24

Weighted average shares outstanding — Basic	16,216,736	15,994,218	16,105,658	15,974,503

Weighted average shares outstanding — Diluted	16,970,469	16,459,071	16,762,254	16,508,386

CONSOLIDATED BALANCE SHEETS

(unaudited)	June 30	June 30	(unaudited)	June 30	June 30
(Dollars in thousands)	2006	2005	(Dollars in thousands)	2006	2005

ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$ 14,495	$ 10,384	Current maturities of long-term debt	$ 3,796	$ 4,705
Segregated cash and investments	2,291	—	Accounts payable	10,661	11,744
Receivables	32,197	28,097	Accrued expenses	10,028	5,621
Inventories	30,467	31,252	Income taxes payable	4,210	—
Prepaid expenses	1,098	628	Deferred revenue	9,374	10,948
Deferred income taxes	1,990	663
Refundable income taxes	—	2,622	Total Current Liabilities	$ 38,069	$ 33,018
Total Current Assets	82,538	73,646
PROPERTY AND EQUIPMENT, At Cost	336,428	317,626	LONG-TERM DEBT	12,355	16,785
Less accumulated depreciation	(214,593)	(201,997)	POST-RETIREMENT BENEFITS	6,554	6,342
	121,835	115,629	DEFERRED INCOME TAXES	12,694	12,828
OTHER ASSETS	211	225	STOCKHOLDERS’ EQUITY	134,912	120,527
	$ 204,584	$ 189,500		$ 204,584	$ 189,500